Exhibit 99.1

[Health Sciences Group, Inc. Letterhead]

May 18, 2006

Dear Shareholder,

On May 15, 2006 a press release was issued by Loren Miles asserting certain claims regarding the Swiss Research transaction. Health Sciences Group, Inc. (HESG) denies the allegations made by Miles. Contrary to his baseless assertions, HESG has purchased SRI-CA’s assets. In fact, on April 27, 2006, more than two weeks prior to issuing his press release, a California court had already determined that Miles did not have a likelihood of success on his claims and contentions. We believe his allegations in the press release are not only false and misleading, but defamatory and we are taking assertive legal action against him.

In summary, and as explained in a lawsuit filed by HESG against Miles, Miles was seeking to sell the assets of SRI-CA to HESG, in or about June 2004, in order to get relief from six years’ worth of debt, amounting to approximately $300,000. HESG then agreed to enter into an Agreement of Purchase and Sale of Assets (the "Asset Purchase Agreement"), dated December 24, 2004, to purchase all of the assets of SRI-CA. As set forth in the Asset Purchase Agreement, HESG agreed to pay $300,000 to Miles and to employ Miles for one year, among other things, to effectuate the closing. HESG complied with its obligations under the Asset Purchase Agreement, and Miles readily accepted payment of $225,000 and a one-year term of employment. Furthermore, HESG even negotiated on Miles’ behalf a reduction of debt owed by Miles of more than $200,000. Indeed, Miles did not make such allegations, as contained in his press release, until after his employment expired and was not renewed.

For the entire one year of employment, Miles made no mention that the Asset Purchase Agreement had not closed. In fact, throughout the process, Miles confirmed that the Asset Purchase Agreement had closed. For example, on August 16, 2005, Miles sent three separate faxes to Mr. Tannous, purporting to contain the executed closing documents and stating “Please see attached my signed closing documents.” On August 18, 2005, Miles sent an e-mail to Mr. Tannous and Mr. Glaser, titled “SRI closing,” and stating: “Guys. . . First congratulations and thank you for buying Swiss Research!” We are unaware of any written or verbal communications from Miles, while he was employed by HESG, stating that the Closing of the Asset Purchase Agreement had not closed. During the year Miles continued to accept stock and salary payments, without mentioning that the closing had not occurred. Despite accepting the benefits of the Asset Purchase Agreement, Miles now claims that the transaction did not close. This is ludicrous.

Miles also breached his Employment Agreement by failing to act as HESG’s fiduciary. For example, while he was still employed by HESG, Miles was seeking investors to buy back SRI-CA’s assets. In December 2005, Miles informed a company employee that he sourced a team of outside investors to make a bid for reacquiring Swiss Research from HESG. During this time, Miles was also negligent in his duties.

Accordingly, on February 10, 2006, HESG filed a Complaint for damages against Miles in Los Angeles Superior Court, alleging breach of the Asset Purchase Agreement and employment agreement, among other indiscretions. Indeed, even Miles’ own suggestion to visit the Los Angeles Superior Court website (file number BC347305) reveals that HESG sued Miles, contrary to Miles’ absurd contention in his press release.

Notably, a Los Angeles Superior Court judge has already rejected Miles’ allegations. At the April 27th court hearing, Miles sought to enjoin HESG from using Shugr (TM), alleging that the Asset Purchase Agreement had not closed. The court found that Miles could not establish these allegations and could not establish any grounds for rescission.

Following the court’s denial of his motion for preliminary injunction, Miles sent a letter to HESG’s Board of Directors filled with false allegations, as referenced in his press release. The Board reviewed the facts of the Complaint and allegations made by Miles and unanimously approved a motion to aggressively proceed with legal action against Miles’ contentions and defamatory statements. On May 11, 2006, a separate defamation lawsuit was filed against Miles by Fred Tannous, CEO and Co-Chairman of HESG, and Bill Glaser, Co-Chairman of HESG for damages exceeding $1 million.

Health Sciences Group, Inc. denies the allegations made by Miles in the press release and has taken assertive legal action to seek compensatory relief for damages caused by his frivolous, public spectacle.

Thank you for your continued support.